Exhibit 10.55

January 31, 2012

Adam Craig

Dear Adam:

On behalf of Sunesis Pharmaceuticals, Inc. (the “Company”), I am delighted to offer you the position of Executive Vice President, Development and Chief Medical Officer, reporting to me, at an annual salary of $400,000 (less payroll deductions and required withholdings).

Upon joining, you will be granted an option to purchase 600,000 shares of common stock. The option will vest over a four-year period, with 25% of the shares vesting after twelve months and 1/48th of the total vesting at the end of each month thereafter, until either the option is fully vested or your employment ends, whichever occurs first. The option will be governed in all respects by the terms of a stock option agreement, grant notice, and applicable plan documents, and shall only be granted if approved by the Compensation Committee. The per share exercise price of the option shall be equal to the fair market value of a share of Company common stock on the date of grant in accordance with the terms of the Company’s 2011 Equity Incentive Plan.

You will be eligible to participate in our employee benefits program, which includes medical, dental, life and vision insurance, a 401(k) retirement program, and paid vacation time, subject to the terms and conditions of those plans. Please note that the Company may change your position, duties, work location, compensation and benefits from time to time at its discretion.

You will be covered by the Company’s director’s and officer’s liability insurance as in effect from time to time in the same manner as other members of the Company’s senior management team.

In addition, you will be eligible to participate in the Sunesis Pharmaceuticals Bonus Program, with a target annual bonus of 40% of your annual salary, subject to approval of, and future amendment by, the Board, subject to the terms and conditions of the Program.

We agree to enter into the following agreements with you on or prior to your first day of employment: an Executive Severance Benefits Agreement and an Indemnification Agreement, in the forms attached as Exhibit A and B, respectively. As a condition of employment, you agree to comply with all of our Policies and Procedures and sign a Confidential Information and Invention Assignment Agreement with the Company. On your first day of employment, please plan to meet with a representative of Human Resources for new employee orientation.

In accordance with federal law, your employment is contingent upon your presentation of evidence supporting your eligibility to be employed in the United States. Accordingly, we request that you provide us with originals of the appropriate documents for this purpose. A list of the documents deemed acceptable is included on the reverse of the I-9 Form, which is included in this letter. Please bring the completed I-9 form and appropriate documents with you to your new-hire orientation.

Your relationship with the Company will be at-will, which means that either the Company or you may terminate the relationship at any time, with or without cause and with or without advance notice.

This letter, together with your Confidential Information Agreement, Severance Agreement, and Indemnification Agreement, form the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California.

Adam, we are all very excited about having you join the Sunesis team and would like you to start on March 1, 2012. We believe you will be a key contributor to Sunesis’ future success. To accept our offer under the terms described above, please sign and date this letter, return it to me by Tuesday, January 31, 2011 and keep the copy for your files.

If you have any questions regarding this offer, please let me know.

Sincerely,	I have read and accept this
employment offer.

/s/ Daniel N. Swisher, Jr.
Daniel N. Swisher, Jr.	/s/ Adam Craig
Chief Executive Officer	Adam Craig
and President

January 31, 2012
Date

Exhibit A

Executive Severance Benefits Agreement

Exhibit B

Indemnification Agreement